Exhibit 99.1
Triumph Bancorp Announces Strategic Executive Management Reorganization
DALLAS – April 19, 2022 – Triumph Bancorp, Inc. (Nasdaq: TBK) today announced a strategic executive management reorganization to optimize its organizational structure and align more closely with its future growth priorities.
Under the reorganization:
•Ed Schreyer has been named chief operating officer of Triumph Bancorp and its primary operating subsidiary, TBK Bank, SSB
•Gail Lehmann has been named chief regulatory and governance officer of Triumph Bancorp and TBK Bank.
•Todd Ritterbusch has been named president of TBK Bank.
•Melissa Forman has been named president of TriumphPay, a division of TBK Bank.
In addition to Brad Voss, the chief financial officer of Triumph Bancorp, and Geoff Brenner, the chief executive officer of Triumph Business Capital, Schreyer, Lehmann, Ritterbusch, and Forman will report to Aaron P. Graft, chief executive officer of Triumph Bancorp and TBK Bank.
"Triumph's vision is to do something truly unique and valuable in financial services," said Graft. "We have seen significant growth as an organization over the last few years and added executive leadership in key positions within our organization. Now is the time to strategically position our business and our leadership team for the future."
Ed Schreyer came to Triumph with over 30 years of operational and leadership expertise, including experience serving as the chief operating officer of the Americas Advisory business of CBRE Group, Inc. (NYSE: CBRE). He joined Triumph in early 2021 as the chief operating officer of TriumphPay and took on additional responsibilities as the division's president in September. "Since joining Triumph, Ed has quickly developed significant subject matter expertise across Triumph's business lines," said Graft. "The combination of his operational, leadership and subject matter expertise has already created substantial value for Triumph. As the chief operating officer for the enterprise, Ed will be a tremendous asset as we manage our growth, scale operations, and execute Triumph's strategic plan."
The following members of Triumph's Executive Leadership Team will now report to Schreyer: Adam Nelson, General Counsel; Alan Nykiel, Chief Marketing Officer; Erik Bahr, Chief Revenue Officer; Matt Levy, President, TriumphX; Renee Galitis, Chief Information Officer; and Steve Grossi, Chief Human Resources Officer.
Gail Lehmann joined Triumph in 2010 with the acquisition of Equity Bank. Most recently, Lehmann served as the executive vice president and secretary of Triumph Bancorp and executive vice president, chief operating officer, and secretary of TBK Bank. "Throughout her time with Triumph, Gail has been instrumental in building a solid foundation for retail, information technology, and operations," said Graft. "In the role of executive vice president, chief regulatory and governance officer, Gail will sharpen her focus on oversight of the critical areas of enterprise risk management, regulatory relations and corporate governance for the enterprise."
Todd Ritterbusch joined TBK Bank as its chief lending officer in 2019 with over 20 years of banking experience. In October of 2021, he took on additional responsibilities overseeing the bank's retail and treasury management teams. "Todd has taken significant steps in bringing the bank's retail, treasury management and lending teams into greater alignment and has improved the bank's efficiency, credit quality, and deposit growth," said Graft. "He brings a tremendous amount of expertise and a deep understanding of how TBK Bank fits into the overall strategic direction of our enterprise focus on payments, factoring and banking."

Melissa Forman has more than 25 years of experience in the transportation industry. She joined TriumphPay in 2019 and has served in various roles, including chief operating officer and chief strategy officer. Graft said, "Melissa has been a key member of the TriumphPay senior leadership team, playing a critical role in its momentum and success," said Graft. "Her deep industry knowledge and technical acumen have been invaluable as we've built the freight industry's first and only payments network. I am excited to see her lead TriumphPay as we execute our roadmap to solidify our position as the transformational payments platform for brokers, factors, carriers, and shippers."
For more information, visit www.triumphbancorp.com
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About Triumph Bancorp, Inc.
Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of payments, factoring, and banking services. Triumph's carrier payment platform, TriumphPay, connects brokers, shippers, factors, and carriers through technology aimed at helping each party to successfully process, settle, and manage carrier payments and drive growth. As a provider of invoice factoring solutions, Triumph Business Capital helps transportation and logistics companies manage cash flow. Triumph's banking subsidiary, TBK Bank, offers consumer, business and commercial banking products and services. Triumph also provides asset based lending and equipment financing solutions for small to mid-sized businesses through Triumph Commercial Finance and insurance solutions for the transportation industry through Triumph Insurance Group.
TBK Bank, SSB, member FDIC, is a subsidiary of Triumph Bancorp, Inc. TriumphPay is a division of TBK Bank, SSB. Advance Business Capital LLC d/b/a Triumph Business Capital is a subsidiary of TBK Bank, SSB. Triumph Commercial Finance is a division of TBK Bank, SSB. Triumph Insurance Group, Inc. is a subsidiary of TBK Bank, SSB.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such states are predictions and that actual events or results may differ materially. Triumph Bancorp's expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which would cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure included in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 14, 2022. Forward-looking statements speak only as of the date made, and Triumph Bancorp undertakes no duty to update the information.
Media Contact:
Amanda Tavackoli
SVP, Director of Corporate Communication
atavackoli@tbkbank.com | 214-365-6930
Investor Relations:
Luke Wyse
Senior Vice President, Investor Relations
lwyse@triumphllc.com
214-365-6936